Exhibit 5.1

October 7, 2004

Virginia Electric and Power Company

701 East Cary Street

Richmond, Virginia 23219

Ladies and Gentlemen:

We have acted as counsel to Virginia Electric and Power Company, a Virginia corporation (the “Company”), in connection with, and have participated in the preparation of, a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities Exchange Commission with respect to the Company’s 2004 Series A 7.25% Senior Notes Due 2017 (the “Senior Notes”) which are being offered in exchange for UAE Bonds (as defined in the Registration Statement). In rendering this opinion, we have examined, and have relied upon, the factual statements contained in the Registration Statement and on such other instruments and documents, including records of the Company and certificates of public officials and authorized representatives of the Company, as we have deemed necessary or appropriate as a basis for the opinions expressed herein (collectively, the “Opinion Documents”). We have not undertaken any independent investigation or verification of any factual matter set forth in the Opinion Documents, and we have assumed the factual statements set forth therein to be complete and correct.

The opinion in paragraph 2 is based on the current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, published rulings and administrative pronouncements issued by the Internal Revenue Service, judicial decisions rendered by courts of competent jurisdiction, and such other authorities as we have considered relevant. These authorities are subject to change at any time, possibly with retroactive effect, and any such change may affect the continuing validity of the opinion set forth in paragraph 2. The opinion will not be updated for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof unless we are specifically engaged to do so. The opinion neither relates to nor purports to cover the laws, regulations, or other legal authorities of any state, local, or foreign governmental authority, nor any tax or other governmental charge, other than the United States federal income tax matters expressly addressed therein.

Based upon the foregoing, and subject to the assumptions, exclusions, limitations and qualifications set forth herein, we are of the opinion that:

1. When issued as contemplated by the Registration Statement, the Senior Notes will be legally issued and will constitute valid and binding obligations of the Company. Enforceability of the Company’s obligations under the Senior Notes may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and similar laws affecting the enforcement of creditors’ rights generally or by the application of equitable principles.

2. Under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences of the acquisition of the Senior Notes in exchange for UAE Bonds as described in the Registration Statement, the discussion set forth in the Registration Statement under the caption “FEDERAL INCOME TAX CONSIDERATIONS” is accurate in all material respects.

No ruling has or will be sought or obtained from the Internal Revenue Service with respect to the Senior Notes or their exchange for UAE Bonds. Moreover, the opinion in paragraph 2 is not binding upon the Internal Revenue Service or the courts and as such does not provide a guarantee of result. Thus, no assurance can be given that the Internal Revenue Service will not take positions contrary to those stated in the Registration Statement or that a court would not uphold such contrary positions, potentially with adverse tax consequences.

We express no opinion as to the laws of jurisdictions other than the laws of the United States of America, the Commonwealth of Virginia and the State of New York.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “LEGAL MATTERS” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ McGuireWoods LLP